Exhibit 99.2

	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / (713) 529-6600

FOR IMMEDIATE RELEASE

Pioneer Drilling Provides Update on its Operations and Guidance

Company to Present at Global Hunter Securities’

Energy Conference on June 26

SAN ANTONIO, Texas, June 25, 2012 - Pioneer Drilling Company, Inc. (NYSE MKT: PDC) today provided an update on its operations and guidance for the second quarter of 2012. The Company now expects revenue growth in our Production Services Division to be at the low end of our estimate of approximately 5% to 10%. Margin as a percentage of revenues in that division is now expected to be 40% to 42%, compared to the previous guidance of being flat with the first quarter margin of 43.6%. In our Drilling Services Division, we now expect average drilling rig utilization in the second quarter to be at the low end of our previous guidance of 89% to 91%. We also expect our Drilling Services margin to be $7,600 to $8,000 per day, compared to our previous guidance of approximately $8,000 to $8,300 per day.

“With the recent declines in oil and natural gas liquids prices, we are seeing some softening of demand in certain markets,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Lower coiled tubing utilization in the second quarter accounted for most of our revised margin guidance for our Production Services Division, although pricing has remained firm for all of our production services. We are focused on improving the utilization of our coiled tubing equipment and have recently relocated one unit from Oklahoma to South Texas and will move another unit from the Marcellus to South Louisiana in July. We currently believe coiled tubing utilization will improve for the remainder of the year and are already seeing modest improvement in the month of June. We believe that such softness could affect the Company’s ability to meet our prior estimate of $26 to $29 million of EBITDA in calendar year 2012 for our coiled tubing business.

“In our Drilling Services Division, we have seen some softening for renewals of drilling rigs in the Eagle Ford. Also, our drilling rig in northwest Montana has been released and we are currently relocating our fifth rig from the Marcellus to Utah on a one year term. However, in West Texas we renewed six drilling rigs for one year terms with modest increases in dayrates. We are also continuing to successfully deploy our new-build rigs with one rig commencing operations in the Bakken in early June and a second new-build rig currently mobilizing to the Marcellus”, added Locke.

The Company also announced that it will be participating in the GHS 100 Energy Conference to be held on June 25 and 26 in San Francisco. Mr. Locke will be meeting with analysts and investors at the conference beginning on Monday, June 25 and on Tuesday, June 26 will make a presentation at 1:30 p.m. Pacific time, which will be broadcast live over the Internet. The slide presentation is available on the Company’s website at www.pioneerdrlg.com. The webcast link to the audio presentation and accompanying slides can be accessed live and for replay by visiting the investor relations section of the Company’s website.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Pioneer Production Services Division.

Cautionary Statement Regarding Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; as well as uncertain short-term and long-term expectations of both U.S. and international market conditions, including in the oil, liquid shale and natural gas markets; risks that market fundamentals in the U.S. could further deteriorate or worsen beyond current expectations; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas exploration and production companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; future compliance with covenants under our senior secured revolving credit facility and our senior notes; the supply of marketable drilling rigs, well service rigs, coiled tubing and wireline units within the industry; the continued availability of drilling rig, well service rig, coiled tubing and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions; and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2011. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K, could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

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